LOAN AGREEMENT

This Loan Agreement (the "Agreement") dated as of December 01, 2011, is among BANK OF AMERICA, N.A., a national banking association (the "Bank"), RADIANT LOGISTICS, INC., a Delaware corporation ("Parent"), RADIANT GLOBAL LOGISTICS, INC., a Washington corporation (formerly Airgroup Corporation) ("Radiant Global"), RADIANT LOGISTICS PARTNERS, LLC, a Delaware limited liability company, RADIANT TRANSPORTATION SERVICES, INC., a Delaware corporation (formerly Radiant Logistics Global Services, Inc.), ADCOM EXPRESS, INC., a Minnesota corporation, DBA DISTRIBUTION SERVICES, INC., a New Jersey corporation ("DBA Distribution"), and RADIANT CUSTOMS SERVICES, INC., a Washington corporation (collectively, on a joint and several basis, "Borrowers").  In this Agreement, all of the Borrowers are sometimes referred to collectively as the "Borrower."

1.	DEFINITIONS

In addition to the terms which are defined elsewhere in this Agreement, the following terms have the meanings indicated for the purposes of this Agreement:

1.1.         "Acceptable Receivable" means an account receivable which satisfies the following requirements:

(a)           The account has resulted from the performance of services by the Borrower in the ordinary course of the Borrower's business.

(b)           There are no conditions which must be satisfied before the Borrower is entitled to receive payment of the account.  Accounts arising from COD sales, consignments, bill and hold sales, sale or return, guaranteed sales or on the basis of any other understanding are not acceptable.

(c)           The debtor upon the account does not claim any present or contingent (and no fact exists which is the basis for any future) claim, deduction or dispute in law or equity to payment of the account.

(d)           The account is not the obligation of an account debtor who has asserted or may properly assert any counterclaims or offsets against the Borrower (including offsets for any "contra accounts" owed by the Borrower to the account debtor for goods purchased by the Borrower or for services performed for the Borrower.

(e)           The Borrower has sent an invoice to the debtor in the amount of the account.

(f)           The amount shown on the books of the Borrower and on any invoice, certificate, schedule or statement delivered to the Bank is owing to such Borrower and no partial payment has been received unless reflected with that delivery.

(g)           The account represents a genuine obligation of the debtor for goods sold to and accepted by the debtor, or for services performed for and accepted by the debtor.  To the extent any credit balances exist in favor of the debtor, such credit balances shall be deducted from the account balance.

(h)           The account balance does not include the amount of any finance or services charges payable by the account debtor.  To the extent any finance charges or services charges are included, such amounts shall be deducted from the account balance.

(i)            With respect to Commercial Receivables only, the Borrower is not prohibited by the laws of the state where the account debtor is located from bringing an action in the courts of that state to enforce the debtor's obligation to pay the account.  The Borrower has taken all appropriate actions to ensure access to the courts of the state where the account debtor is located, including, where necessary, the filing of a Notice of Business Activities Report or other similar filing with the applicable state agency or the qualification by the Borrower as a foreign corporation authorized to transact business in such state.

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(j)           The account is owned by the Borrower free of any title defects or any liens or interests of others except the security interest in favor of the Bank.  The Borrower has the full and unqualified right and power to assign and grant a security interest in, and lien on, the account to the Bank as security and collateral for the payment of the obligations under this Agreement.

(k)          The debtor upon the account is not any of the following:

(i)           An employee, affiliate, parent or subsidiary of the Borrower, or an entity which has common officers or directors with the Borrower.

(ii)          Any person or entity located incorporated or primarily conducting business in a foreign country (such receivable, a "Foreign Receivable") unless (A) the Foreign Receivable is covered by foreign credit insurance acceptable to the Bank, (B) the Foreign Receivable is otherwise an Acceptable Receivable, and (C) the Bank shall have determined and provided notice to the Borrower of the applicable advance rates and other conditions regarding such Foreign Receivables  The Bank shall perform an annual field examination of the Foreign Receivables, including a review of insurance policies and deductibles, to determine applicable advance rates, reserves and other conditions regarding eligibility of Foreign Receivables.  For the avoidance of doubt, any foreign credit insurance policies issued by the insurance companies Euhler Hermes ACI, WCA Family of Logistics Networks, Ltd., and/or Global Logistics Network or other similar insurance program, shall be deemed acceptable to the Bank under Section 1.2(k)(ii)(A) above; provided that: (x) total Foreign Receivables qualifying as Acceptable Receivables under the Agreement shall not exceed the lesser of the combined acceptable foreign credit insurance policy coverage or $2,000,000; (y) advance rates against eligible Foreign Receivables shall be set at 60%, and (z) receivables from a single account debtor in excess of the defined insurance coverage for that single account debtor shall be considered ineligible under the Borrowing Base.

(iii)         Any state, county, city, town or municipality.

(l)           The account is not in default.  An account will be considered in default if any of the following occur:

(i)           the account is not paid within 90 days from its invoice date;

(ii)          the debtor obligated upon the account suspends business, makes a general assignment for the benefit of creditors, or fails to pay its debts generally as they come due; or any petition is filed by or against the debtor obligated upon the account under any bankruptcy law or any other law or laws for the relief of debtors in the United States, any state or territory thereof, or any foreign jurisdiction;

(iii)          there is an appointment of a receiver or trustee for the account debtor or for any of the assets of the account debtor, including, without limitation, the appointment of or taking possession by a "custodian," as defined in the Federal Bankruptcy Code;

(iv)         the initiation by or against the account debtor of any type of any formal or information proceeding for the insolvency, dissolution or liquidation of, settlement or claims against, or winding up of affairs of, the account debtor;

(v)          the death or judicial declaration of incompetency of an account debtor who is an individual; or

(vi)         the sale, assignment, or transfer of all or any material part of the assets of the account debtor.

(m)         The account is not the obligation of a debtor who is in default (as defined above) on 25% or more of the accounts upon which such debtor is obligated.
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(n)          The account does not arise from the sale of goods which remain in the Borrower's possession or under the Borrower's control.

(o)          The account is not evidenced by a promissory note or chattel paper, is not secured by any letter of credit, nor is the account debtor obligated to the Borrower under any other obligation which is evidenced by a promissory note.

(p)          No bond or other undertaking by a guarantor or surety has been or is required to be obtained, supporting the performance of the Borrower or any other Obligor (as defined in Section 9.16) in respect of the Borrower's agreements with the account debtor.

(q)          The account is not subject to a restriction that forbids or makes void or unenforceable the assignment or grant of a security interest by the Borrower to the Bank, unless the Borrower has obtained the necessary consents.

(r)           No part of the account represents a final billing or a retainage.

(s)          The Bank in the good faith exercise of its sole and absolute discretion has not deemed the account ineligible because of uncertainty as to the creditworthiness of the account debtor or because the Bank otherwise considers the collateral value of such account to the Bank to be impaired or its ability to realize such value to be insecure.

(t)           The account is otherwise acceptable to the Bank.

In addition to the foregoing limitations, the dollar amount of accounts included as Acceptable Receivables which are the obligations of a single debtor (excluding accounts from any governmental authority) shall not exceed the concentration limit established for that account debtor.  To the extent the total of such accounts exceeds a debtor's concentration limit, the amount of any such excess shall be excluded.  The concentration limit for each debtor shall be equal to 20% of the total amount of the Borrower's Acceptable Receivables at that time.  In addition to the foregoing limitations, the account is not owing in connection with a single Prime Governmental Receivable which gives rise to Acceptable Receivables due the Borrower that exceed in aggregate the face amount of 10% of the total Acceptable Receivables of the Borrower, in which case that portion of such Acceptable Receivables that exceed in aggregate face amount 10% of the total Acceptable Receivables of the Borrower shall be ineligible.

1.2.         "Borrowing Base" means the sum of:

(a)          80% of the Prime Government Receivables; and

(b)          80% of the Commercial Receivables (other than Foreign Receivables which are calculated at 60%).

After calculating the Borrowing Base as provided herein, the Bank may deduct such reserves as the Bank may establish from time to time in its reasonable judgment, including without limitation, reserves for rent at leased locations subject to statutory or contractual landlord's liens, inventory shrinkage, dilution, customs charges, warehousemen's or bailees' charges, liabilities to growers of agricultural products which are entitled to lien rights under the federal Perishable Agricultural Commodities Act or any applicable state law, and the amount of the estimated maximum exposure, as determined by the Bank from time to time, under any interest rate contracts which the Borrower enters into with the Bank (including interest rate swaps, caps, floors, options thereon, combinations thereof, or similar contracts).

1.3.         "Borrowing Base Certificate" means a report in a form approved by the Bank calculated by the Borrower and setting forth the Borrowing Base on which the requested extension of credit is to be based.

1.4.         "Commercial Receivables" means Acceptable Receivables other than Prime Governmental Receivables which have resulted from an amount due owing from account debtors.

1.5.         "Credit Limit" means the amount of Nineteen Million and No/100 Dollars ($19,000,000.00).

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1.6.         "Permitted Acquisition" means an acquisition of a company by Parent, whether by stock purchase, asset purchase, stock exchange, merger, consolidation or otherwise, that meet the following conditions and requirements:

(a)          No default shall have occurred and be continuing, and after giving effect to such acquisition, no default shall have occurred and be continuing;

(b)          The company that is the subject and target of such proposed acquisition (the "Target") is engaged in the conduct of business in the transportation and logistics industry materially similar to that of Parent;

(c)          The proposed purchase price to be paid by Parent in connection with such proposed acquisition shall be consistent with the business and acquisition historical model of Parent;

(d)          Internally prepared quarterly projected financial statements (including balance sheet, profit and loss statement, cash flow statement and availability report) for a period of 12 months following the proposed closing date of the proposed acquisition, prepared on a consolidated basis for Parent and the Target (but having a separate column for the status and performance of the Target, and including consolidating numbers for the end of such 12 month period) including a demonstration of continued compliance with all financial covenants set forth in this Agreement during such 12 month period ("Acquisition Projections") shall have been provided to the Bank and are reasonably satisfactory to the Bank;

(e)          All documents, instruments and agreements, and the terms and conditions thereof, specifically including all purchase agreements, merger agreements, documents relating to the creation of new subsidiaries by Parent in connection with the proposed acquisition, documents, certificates and other evidences showing that all approvals necessary in connection with such proposed acquisition as contemplated by the parties to the proposed acquisition and/or required by law have been obtained and all other documents relating to any transactions to be consummated in connection with such proposed acquisition ("Acquisition Documents") shall have been provided to and are consistent with the description of the transaction given to the Bank by Parent and do not reflect any violation or reasonably likely violation of this Agreement or applicable law;

(f)           The number of Permitted Acquisitions consummated and closed by Parent during each fiscal year, starting with fiscal year 2012, shall not exceed three (3) such Permitted Acquisitions and the aggregate cash consideration payable at the closing of the acquisition shall not exceed $7,500,00 for any single transaction and $12,500,000 in the aggregate in any fiscal year or such other amount approved in writing by the Bank; provided, however, that (i) the foregoing limitation shall exclude cash consideration derived from the proceeds of sales of newly issued equity interests of the Parent during the nine-month period prior to the closing of such acquisition to the extent the Parent notifies the Bank in writing of the use of such cash consideration from sales of newly issued equity interests in such transaction or transactions, and (ii) the written consent of the Bank shall be required if the aggregate cash consideration payable at the closing of such transaction is equal to or greater than $25,000,000;

(g)          Parent has provided a certificate to the Bank that all of the conditions set forth in this Section 1.6 have been met;

(h)          Borrower shall, and after giving effect to the funding of such proposed acquisition, have undrawn borrowing availability under the Line of Credit of at least $4,000,000;

(i)           The conditions precedent set forth in clauses (d) and (e) above shall be completed at least twenty (20) business days prior to the date any such proposed Permitted Acquisition is to be consummated and closed;

(j)           If Parent desires to include the accounts of the newly acquired subsidiary as Acceptable Receivables, the Bank shall first have completed a field audit and examination of such new subsidiary ("Acquisition Field Audit"), the conduct of which (including the access provided to the Bank to the books and records, employees and locations of the Target) and results of which must be satisfactory to the Bank, no later than twenty (20) business days prior to the date on which Parent wishes to include such accounts as Acceptable Receivables;

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(k)          The newly acquired subsidiary shall become a Borrower under this Agreement and shall execute and deliver a security agreement to grant the Bank a security interest in all of its personal property, including without limitation, accounts, equipment, inventory and general intangibles; and

(l)           Parent's acquisition of the assets of Isla International Ltd. ("Isla International") is a Permitted Acquisition.

1.7.         "Prime Governmental Receivables" means Acceptable Receivables which have resulted from an amount due and owing directly from the U.S. Government or any department or agency thereof.

2.	LINE OF CREDIT AMOUNT AND TERMS

2.1.         Line of Credit Amount.

(a)          During the availability period described below, the Bank will provide a line of credit (the "Line of Credit") to the Borrower.  The amount of the Line of Credit (the "Commitment") is equal to the lesser of (i) the Credit Limit or (ii) the Borrowing Base.

(b)         This is a revolving line of credit.  During the availability period, the Borrower may repay principal amounts and reborrow them.

(c)          The Borrower agrees not to permit the principal balance outstanding under the Line of Credit to exceed the Commitment.  If the Borrower exceeds this limit, the Borrower will immediately pay the excess to the Bank upon the Bank's demand.

2.2.         Availability Period.  The Line of Credit is available between the date of this Agreement and November 30, 2013, or such earlier date as the availability may terminate as provided in this Agreement (the "Expiration Date").  The availability period for the Line of Credit will be considered renewed if and only if (a) a written modification agreement is executed by the Borrower and the Bank, or (b) the Bank has sent to the Borrower a written notice of renewal for the Line of Credit (the "Renewal Notice").  The Borrower specifically understands and agrees that the interest rate applicable to the Line of Credit may be increased upon renewal and that the new interest rate will apply to the entire outstanding principal balance of the Line of Credit.  If this Line of Credit is renewed, it will continue to be subject to all the terms and conditions set forth in this Agreement except as modified by the Renewal Notice.  If this Line of Credit is renewed, the term "Expiration Date" shall mean the date set forth in the Renewal Notice as the Expiration Date and the same process for renewal will apply to any subsequent renewal of this Line of Credit.  A renewal fee may be charged at the Bank's option.  The amount of the renewal fee will be specified in the Renewal Notice.  The Bank shall conduct an annual field exam of the Borrower to determine whether the Bank, in its sole discretion, will renew the Line of Credit.

2.3.         Conditions to Availability of Credit.  In addition to the items required to be delivered to the Bank under Section 9.2, the Borrower will promptly deliver the following to the Bank at such times as may be requested by the Bank:

(a)          A borrowing certificate, in form and detail satisfactory to the Bank, setting forth the Acceptable Receivables on which the requested extension of credit is to be based.

(b)         Copies of the invoices or the record of invoices from the Borrower's sales journal for such Acceptable Receivables and a listing of the names and addresses of the debtors obligated thereunder.

(c)          Copies of the delivery receipts, purchase orders, shipping instructions, bills of lading and other documentation pertaining to such Acceptable Receivables.

(d)          Copies of the cash receipts journal pertaining to the borrowing certificate.

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2.4.         Repayment Terms.

(a)          The Borrower will pay interest on November 1, 2011, and then on the same day of each month thereafter until payment in full of any principal outstanding under the Line of Credit.

(b)          The Borrower will repay in full any principal, interest or other charges outstanding under the Line of Credit no later than the Expiration Date.  Any interest period for an optional interest rate (described in Section 2.6 below) shall expire no later than the Expiration Date.

2.5.         Interest Rate.

(a)          The interest rate (the "Base Rate") is a rate per year equal to the greater of (i) the Prime Rate plus or minus the Applicable Base Rate Margin (set forth in Section 2.7 below) or (ii) the Federal Funds Floating Rate plus 0.50%.

(b)          The Prime Rate is the rate of interest publicly announced from time to time by the Bank as its Prime Rate.  The Prime Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans.  The Bank may price loans to its customers at, above, or below the Prime Rate.  Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Prime Rate.

(c)          The Federal Funds Floating Rate for any day is a fluctuating rate of interest equal to the Federal Funds Rate as published in the Federal Reserve Bank of New York Statistical Daily Rates for such day (or, if such source is not available, such alternate source as determined by the Bank).

2.6.         Optional Interest Rates.  Instead of the interest rate based on the Base Rate, the Borrower may elect the optional interest rate listed below for the Line of Credit during interest periods agreed to by the Bank and the Borrower.  The optional interest rate shall be subject to the terms and conditions described later in this Agreement.  Any principal amount bearing interest at an optional rate under this Agreement is referred to as a "Portion."  The following optional interest rate is available:  The LIBOR Rate (as defined in Section 3.2(c)) plus the Applicable LIBOR Rate Margin set forth in Section 2.7 below.

2.7.         Applicable Rate.  The Applicable LIBOR Rate Margin and the Applicable Base Rate Margin (each such margin, the "Applicable Rate") shall be the following amounts per annum, based upon the Funded Debt to EBITDA Ratio (as defined in Section 9.4 of this Agreement, the "Financial Test"), as set forth in the most recent compliance certificate (or, if no compliance certificate is required, the Borrower's most recent financial statements) received by the Bank as required in Section 9.2; provided, however, that, until the Bank receives the first compliance certificate or financial statement, such amounts shall be those indicated for pricing level 4 set forth below:

Applicable Rate
(in percentage points per annum)

Pricing Level	Funded Debt to EBITDA Ratio	Applicable LIBOR Rate Margin	Applicable Base Rate Margin	Unused Commitment Fee

1	˂ 1.75:1	plus 1.75	minus 0.75	0.20

2	≤ 1.75:1 but ˂ 2.50:1	plus 2.00	minus 0.50	0.20

3	≤ 2.50:1 but ˂ 3.25:1	plus 2.50	even	0.25

4	≤ 3.25:1 but ≥ 4.0:1	plus 3.00	plus 0.50	0.30

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The Applicable Rate shall be in effect from the date the most recent compliance certificate or financial statement is received by the Bank until the date the next compliance certificate or financial statement is received; provided, however, that if the Borrower fails to timely deliver the next compliance certificate or financial statement, the Applicable Rate from the date such compliance certificate or financial statement was due until the date such compliance certificate or financial statement is received by the Bank shall be the highest pricing level set forth above.

If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Bank determines that (i) the Financial Test as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Financial Test would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Bank an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  The Bank's acceptance of payment of such amounts will not constitute a waiver of any default under this Agreement.  The Borrower's obligations under this paragraph shall survive the termination of this Agreement and the repayment of all other obligations.

2.8.         Letters of Credit.

(a)          During the availability period, at the request of the Borrower, the Bank will issue:

(i)           Commercial letters of credit with a maximum maturity of 365 days but not to extend more than 90 days beyond the Expiration Date.  Each commercial letter of credit will require drafts payable at sight.

(ii)           Standby letters of credit with a maximum maturity of 365 days but not to extend more than 90 days beyond the Expiration Date.  The standby letters of credit may include a provision providing that the maturity date will be automatically extended each year for an additional year unless the Bank gives written notice to the contrary; provided, however, that each letter of credit must include a final maturity date which will not be subject to automatic extension.

(b)          The amount of the letters of credit outstanding at any one time (including the drawn and unreimbursed amounts of the letters of credit) may not exceed the lesser of (i) $1,000,000 or (ii) the sum of the Borrowing Base less the principal amount outstanding under the Line of Credit.

(c)          The following letters of credit are outstanding from the Bank for the account of the Borrower:

Letter of Credit Number	Amount

3117863	$136,800.00

3117864	$150,000.00

003057159	$205,000.00

As of the date of this Agreement, these letters of credit shall be deemed to be outstanding under this Agreement, and shall be subject to all the terms and conditions stated in this Agreement.

(d)          In calculating the principal amount outstanding under the Line of Credit, the calculation shall include the amount of any letters of credit outstanding, including amounts drawn on any letters of credit and not yet reimbursed.

(e)          The Borrower agrees:

(i)           Any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement.  The amount will bear interest and be due as described elsewhere in this Agreement.

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(ii)           If there is a default under this Agreement, to immediately prepay and make the Bank whole for any outstanding letters of credit.

(f)           The issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank's written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

(g)          To sign the Bank's form Application and Agreement for Commercial Letter of Credit or Application and Agreement for Standby Letter of Credit, as applicable.

(h)          To pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower.

(i)           To allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

(j)           To pay the Bank a non-refundable fee equal to 1.50% per annum of the outstanding undrawn amount of each standby letter of credit, payable annually in advance, calculated on the basis of the face amount outstanding on the day the fee is calculated.

3.	OPTIONAL INTEREST RATE

3.1.         Optional Rates.  Each optional interest rate is a rate per year.  Interest will be paid in accordance with Section 2.4(a) above.  At the end of any interest period, the interest rate will revert to the Base Rate, unless the Borrower has designated another optional interest rate for the Portion.  No Portion will be converted to a different interest rate during the applicable interest period.  Upon the occurrence of an event of default under this Agreement, the Bank may terminate the availability of optional interest rates for interest periods commencing after the default occurs.

3.2.         LIBOR Rate.  The election of LIBOR Rates shall be subject to the following terms and requirements:

(a)          The interest period during which the LIBOR Rate will be in effect will be one, two, three, six or nine months.  The first day of the interest period must be a day other than a Saturday or a Sunday on which the Bank is open for business in New York and London and dealing in offshore dollars (a "LIBOR Banking Day").  The last day of the interest period and the actual number of days during the interest period will be determined by the Bank using the practices of the London inter-bank market.

(b)          Each LIBOR Rate Portion will be for an amount not less than One Hundred Thousand Dollars ($100,000).

(c)          The "LIBOR Rate" means the interest rate determined by the following formula.  (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

LIBOR Rate =   London Inter-Bank Offered Rate
 (1.00 - Reserve Percentage)

Where,

(i)           "London Inter-Bank Offered Rate" means, for any applicable interest period, the rate per annum equal to the British Bankers Association LIBOR Rate ("BBA LIBOR"), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by the Bank from time to time) at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the interest period, for U.S. Dollar deposits (for delivery on the first day of such interest period) with a term equivalent to such interest period.  If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as reasonably selected by the Bank.  A "London Banking Day" is a day on which banks in London are open for business and dealing in offshore dollars.

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(ii)           "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent.  The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(d)          The Borrower shall irrevocably request a LIBOR Rate Portion no later than 12:00 noon, Pacific time, on the LIBOR Banking Day preceding the day on which the London Inter-Bank Offered Rate will be set, as specified above.  For example, if there are no intervening holidays or weekend days in any of the relevant locations, the request must be made at least three days before the LIBOR Rate takes effect.

(e)          The Bank will have no obligation to accept an election for a LIBOR Rate Portion if any of the following described events has occurred and is continuing:

(i)            Dollar deposits in the principal amount, and for periods equal to the interest period, of a LIBOR Rate Portion are not available in the London inter-bank market; or

(ii)           the LIBOR Rate does not accurately reflect the cost of a LIBOR Rate Portion.

(f)           Prepayments.

(i)            The Borrower may prepay the Line of Credit in full or in part at any time.  The prepayment will be applied to the most remote payment of principal due under this Agreement.

(ii)           Each prepayment, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and, if the prepayment is made during a Fixed Interest Rate Period, the prepayment fee described below.

(iii)          The prepayment fee is intended to compensate the Bank for the funding costs of the prepaid credit, if any.  The prepayment fee will be determined by calculating the funding costs incurred by the Bank, based on the cost of funds at the time the interest rate was fixed, and subtracting the interest income which can be earned by the Bank by reinvesting the prepaid funds at the Reinvestment Rate.  The calculation is defined more fully below.

(iv)         The "Fixed Interest Rate Period" is the period during which the interest rate in effect at the time of the prepayment does not change.  If the Fixed Interest Rate Period does not extend for the entire remaining life of the credit, then the following rules will apply:

(A)          For any portion of the prepaid principal for which the scheduled payment date is after the end of the Fixed Interest Rate Period, the prepayment fee for that portion shall be calculated based only on the period through the end of the Fixed Interest Rate Period, as described below.

(B)           If a prepayment is made on a date on which the interest rate resets, then there will be no prepayment fee.

(v)          The prepayment fee calculation is made separately for each Prepaid Installment.  A "Prepaid Installment" is the amount of the prepaid principal that would have been due on a particular scheduled payment date (the "Scheduled Payment Date").  However, as explained in the preceding paragraph, all amounts of the credit that would have been paid after the end of the Fixed Interest Rate Period shall be considered a single Prepaid Installment with a Scheduled Payment Date (for the purposes of this calculation) equal to the last day of the Fixed Interest Rate Period.

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(vi)         The prepayment fee for a particular Prepaid Installment will be calculated as follows:

(A)          Calculate the monthly interest payments that would have accrued on the Prepaid Installment through the applicable Scheduled Payment Date, if the prepayment had not been made.  The interest payments will be calculated using the Original Cost of Funds Rate.

(B)           Next, calculate the monthly interest income that could be earned on the Prepaid Installment if it were reinvested by the Bank at the Reinvestment Rate through the Scheduled Payment Date.

(C)           Calculate the monthly differences of the amounts calculated in (A) minus the amounts calculated in (B).

(D)           If the remaining term of the Fixed Interest Rate Period is greater than one year, calculate the present value of the amounts calculated in (C), using the Reinvestment Rate.  The result of the present value calculation is the prepayment fee for the Prepaid Installment.

(vii)         Finally, the prepayment fees for all of the Prepaid Installments are added together.  The sum, if greater than zero, is the total prepayment fee due to the Bank.

(viii)       The following definitions will apply to the calculation of the prepayment fee:

(i)            "Original Cost of Funds Rate" means the fixed interest rate per annum, determined solely by the Bank, at which the Bank would be able to borrow funds in the Bank Funding Markets for the duration of the Fixed Interest Rate Period in the amount of the prepaid principal and with a term, interest payment frequency, and principal repayment schedule matching the prepaid principal.

(ii)           "Bank Funding Markets" means one or more wholesale funding markets available to the Bank, including the LIBOR, Eurodollar, and SWAP markets as applicable and available, or such other appropriate money market as determined by the Bank in its sole discretion.

(iii)           "Reinvestment Rate" means the fixed rate per annum, determined solely by the Bank, as the rate at which the Bank would be able to reinvest funds in the amount of the Prepaid Installment in the Bank Funding Markets on the date of prepayment for a period of time approximating the period starting on the date of prepayment and ending on the Scheduled Payment Date.

(ix)           The Original Cost of Funds Rate and the Reinvestment Rate are the Bank's estimates only and the Bank is under no obligation to actually purchase or match funds for any transaction or reinvest any prepayment. The Bank may adjust the Original Cost of Funds Rate and the Reinvestment Rate to reflect the compounding, accrual basis, or other costs of the prepaid amount. The rates shall include adjustments for reserve requirements, federal deposit insurance and any other similar adjustment which the Bank deems appropriate. These rates are not fixed by or related in any way to any rate the Bank quotes or pays for deposits accepted through its branch system.

4.	FEES AND EXPENSES

4.1.         Fees.

(a)          Unused Commitment Fee.  The Borrower agrees to pay a fee on any difference between the Credit Limit and the amount of credit it actually uses, determined by the daily amount of credit outstanding during the specified period.  The calculations of credit outstanding shall include the undrawn amounts of letters of credit.  The fee will be calculated based on the Applicable Rate for Unused Commitment Fee shown in the grid in Section 2.7.  This fee is due on the last day of the month immediately following each fiscal quarter end (e.g. April 30, July 31, October 31 and January 31) until the Expiration Date.

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(b)          Waiver Fee.  If the Bank, at its discretion, agrees to waive or amend any terms of this Agreement, the Borrower will, at the Bank's option, pay the Bank a fee for each waiver or amendment in an amount advised by the Bank at the time the Borrower requests the waiver or amendment.  Nothing in this paragraph shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrower.  The Bank may impose additional requirements as a condition to any waiver or amendment.

(c)          Late Fee.  To the extent permitted by law, the Borrower agrees to pay a late fee in an amount not to exceed four percent (4%) of any payment that is more than fifteen (15) days late.  The imposition and payment of a late fee shall not constitute a waiver of the Bank's rights with respect to the default.

4.2.         Expenses.  The Borrower agrees to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees, and documentation fees.

4.3.         Reimbursement Costs.

(a)          The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement.  Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel to the extent permitted by applicable law.

(b)          The Borrower agrees to reimburse the Bank for the cost of periodic field examinations of the Borrower's books, records and collateral, and appraisals of the collateral, at such intervals as the Bank may reasonably require.  The actions described in this paragraph may be performed by employees of the Bank or by independent appraisers.  Unless Borrower is in default, field examinations will be conducted no more frequently than annually and appraisals will be conducted no more frequently than annually.
5.	COLLATERAL

5.1.         Personal Property.  The Borrower's obligations to the Bank under this Agreement will be secured by all personal property the Borrower now owns or will own in the future, including without limitation, the personal property listed in subsections (a) through (d) below.  The collateral is further defined in security agreement(s) executed by the Borrower.  In addition, all personal property collateral securing this Agreement shall also secure all other present and future obligations of the Borrower to the Bank and to any affiliate of the Bank (excluding any consumer credit covered by the federal Truth in Lending law, unless the Borrower has otherwise agreed in writing or received written notice thereof).  All personal property collateral securing any other present or future obligations of the Borrower to the Bank shall also secure this Agreement.

(a)          Equipment and fixtures.

(b)          Inventory.

(c)          Receivables.

(d)          Patents, trademarks and other general intangibles.

5.2.         Swap Transactions. If the Borrower enters into any Swap Transaction with the Bank, the collateral described above shall also secure all Swap Obligations.  "Swap Transaction" shall mean any interest rate swap transaction, forward rate transaction, interest rate cap, floor or collar transaction, swaption, bond or bond price swap, option or forward, treasury lock, any similar transaction, any option to enter into any of the foregoing and any combination of the foregoing, which agreements may be oral or in writing including, without limitation, any master agreement relating to or governing any or all of the foregoing any related schedule or confirmations.  "Swap Obligations" shall mean all indebtedness and obligations of the Borrower to the Bank under any Swap Transaction, as any or all of them may from time to time be modified, amended, extended, renewed and restated.

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6.	DISBURSEMENTS, PAYMENTS AND COSTS

6.1.         Disbursements and Payments.

(a)          Each payment by the Borrower will be made in U.S. Dollars and immediately available funds, without setoff or counterclaim.  Payments will be made by debit to a deposit account, if direct debit is provided for in this Agreement or otherwise authorized by the Borrower.  For payments not made by direct debit, payments will be made by mail to the address shown on the Borrower's statement, or by such other method as may be permitted by the Bank.

(b)          The Bank may honor instructions for advances or repayments given by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers (each an "Authorized Individual").

(c)          Any Borrower (or an Authorized Individual of any Borrower), acting alone, can borrow up to the full amount permitted under this Agreement.  Each Borrower will be liable for all extensions of credit made under this Agreement to any other Borrower.

(d)          For any payment under this Agreement made by debit to a deposit account, the Borrower will maintain sufficient immediately available funds in the deposit account to cover each debit.  If there are insufficient immediately available funds in the deposit account on the date the Bank enters any such debit authorized by this Agreement, the Bank may reverse the debit.

(e)          Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank.

(f)           Prior to the date each payment of principal and interest and any fees from the Borrower becomes due (the "Due Date"), the Bank will send to the Borrower a statement of the amounts that will be due on that Due Date (the "Billed Amount").  The calculations in the bill will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.  If the Billed Amount differs from the actual amount due on the Due Date (the "Accrued Amount"), the discrepancy will be treated as follows:

(i)            If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy.  The Borrower will not be in default by reason of any such discrepancy.

(ii)           If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding.  The Bank will not pay the Borrower interest on any overpayment.

6.2.         Borrower's Instructions.

(a)          The Bank may honor instructions for advances or repayments or for the designation of optional interest rates and may honor requests for the issuance of letters of credit given, or purported to be given, by any one of the Authorized Individuals, whether such instructions are given in writing or by telephone, telefax or Internet and intranet websites designated by the Bank with respect to separate products or services offered by the Bank. The Bank's obligation to act on such instructions is subject to the terms, conditions and procedures stated elsewhere in this Agreement.

(b)          Except as specified elsewhere in this Agreement or as otherwise agreed between the Bank and the Borrower, advances will be deposited in and repayments will be withdrawn from account number 69607414 owned by Parent, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower (the "Designated Account").

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(c)          The Borrower will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from instructions the Bank reasonably believes are made by any Authorized Individual, whether such instructions are given in writing or by telephone, telefax or electronic communications (including e-mail, Internet and intranet websites).  This paragraph will survive this Agreement's termination, and will benefit the Bank and its officers, employees, and agents.

6.3.         Direct Debit.  The Borrower agrees that on the Due Date the Bank will debit the Billed Amount from the Designated Account.

6.4.         Banking Days.  Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank's lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market.  All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day.  All payments received on a day which is not a banking day will be applied to the Line of Credit on the next banking day.

6.5.         Interest Calculation.  Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed.  This results in more interest or a higher fee than if a 365-day year is used.  Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

6.6.         Default Rate.  Upon the occurrence of any default under this Agreement, all amounts outstanding under this Agreement, including any unpaid interest, fees, or costs, will at the option of the Bank bear interest at a rate which is 3.0 percentage point(s) higher than the rate of interest otherwise provided under this Agreement.  This may result in compounding of interest.  This will not constitute a waiver of any default.

6.7.         Additional Costs.  The Borrower will pay the Bank, on demand, for the Bank's costs or losses arising from any Change in Law which are allocated to this Agreement or any credit outstanding under this Agreement.  The allocation will be made as determined by the Bank, using any reasonable method.  The costs include, without limitation, the following:

(a)          any reserve or deposit requirements (excluding any reserve requirement already reflected in the calculation of the interest rate in this Agreement); and

(b)          any capital requirements relating to the Bank's assets and commitments for credit.

"Change in Law" means the occurrence, after the date of this Agreement, of the adoption or taking effect of any new or changed law, rule, regulation or treaty, or the issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority; provided that (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives issued in connection with that Act, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "Change in Law," regardless of the date enacted, adopted or issued.

6.8.         Overdrafts.  At the Bank's sole option in each instance, the Bank may do one of the following:

(a)          The Bank may make advances under this Agreement to prevent or cover an overdraft on any account of the Borrower with the Bank.  Each such advance will accrue interest from the date of the advance or the date on which the account is overdrawn, whichever occurs first, at the interest rate described in this Agreement.  The Bank may make such advances even if the advances may cause any credit limit under this Agreement to be exceeded.

(b)          The Bank may reduce the amount of credit otherwise available under this Agreement by the amount of any overdraft on any account of the Borrower with the Bank.

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This paragraph shall not be deemed to authorize the Borrower to create overdrafts on any of the Borrower's accounts with the Bank.

6.9.         Payments in Kind.  If the Bank requires delivery in kind of the proceeds of collection of the Borrower's accounts receivable, such proceeds shall be credited to interest, principal, and other sums owed to the Bank under this Agreement in the order and proportion determined by the Bank in its sole discretion.  All such credits will be conditioned upon collection and any returned items may, at the Bank's option, be charged to the Borrower.

7.	CONDITIONS

The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this Agreement:

7.1.         Conditions to First Extension of Credit.  Before the first extension of credit:

(a)          Authorizations.  Evidence that the execution, delivery and performance by each Borrower of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

(b)          Governing Documents.  If required by the Bank, a copy of the Borrower's organizational documents.

(c)          Security Agreements.  Signed original security agreements covering the personal property collateral which the Bank requires.

(d)          Perfection and Evidence of Priority.  Financing statements and fixture filings (and any collateral in which the Bank requires a possessory security interest), together with evidence that the security interests and liens in favor of the Bank are valid, enforceable, and prior to all others' rights and interests, except those the Bank consents to in writing.

(e)          Evidence of Insurance.  Evidence of insurance coverage as required by Section 9.17 of this Agreement.

(f)           Notices of Assignment and Instruments of Assignment.  If requested by the Bank, signed original Notices of Assignment and Instruments of Assignment for all Acceptable Receivables, in form acceptable to the Bank.

(g)          Payment of Fees.  Payment of all accrued and unpaid expenses incurred by the Bank as required by Section 4.3.

(h)          Other Items.  Any other items that the Bank reasonably requires.

7.2.         Conditions to Subsequent Advances.  Before each subsequent extension of credit:

(a)          Representations and Warranties.  The representations and warranties made by the Borrower in the loan documents and in any certificate, document, or financial statement furnished at any time shall continue to be true and correct, except to the extent that such representations and warranties expressly relate to an earlier date.

(b)          No Material Adverse Change.  Subsequent to the date of the Borrower's most recent annual financial statements delivered to the Bank, the Borrower has not incurred any liabilities or obligations, direct or contingent that are prohibited by this Agreement, and there has not been any material adverse change in the financial condition of the Borrower.

(c)          Compliance.  No event of default or other event which, upon notice or lapse of time or both would constitute an event of default under this Agreement, shall have occurred and be continuing, or shall exist after giving effect to the advance of credit to be made.

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8.	REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties.  Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:

8.1.         Formation.  Each Borrower is duly formed and existing under the laws of the state where organized.

8.2.         Authorization.  This Agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

8.3.         Enforceable Agreement.  This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

8.4.         Good Standing.  In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

8.5.         No Conflicts.  This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

8.6.         Financial Information.  All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge of the Borrower's financial condition, including all material contingent liabilities.  Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower.

8.7.         Lawsuits.  There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower which, if lost, would impair the Borrower's financial condition or ability to repay the Line of Credit, except as have been disclosed in writing to the Bank.

8.8.         Collateral.  All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others, except those which have been approved by the Bank in writing.

8.9.         Permits, Franchises.  The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

8.10.       Other Obligations.  The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank.

8.11.       Tax Matters.  The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year and all taxes due have been paid, except as have been disclosed in writing to the Bank.

8.12.       No Event of Default.  There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

8.13.       Insurance.  The Borrower has obtained, and maintained in effect, the insurance coverage required in Section 9.17 of this Agreement.

8.14.       Employee Benefit Plan.  The Borrower is in compliance in all material respects with the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the regulations and published interpretations thereunder.  The Borrower has not engaged in any acts or omissions that would make the Borrower materially liable to any Plan, to any of its participants, or to the Internal Revenue Service, under ERISA.  Capitalized terms in this paragraph shall have the meanings defined within ERISA.
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8.15.       Prime Governmental Receivables.  With respect to all Prime Government Receivables, to the best of the Borrower's knowledge (a) there has been no default or cancellation with respect thereto, (b) the Prime Government Receivables are not dependent on any future appropriations, (c) the assignment of all sums due thereunder does not violate any law, statute, or regulation and is permissible, (d) the Borrower has the right to assign all monies due thereunder, (e) any prior assignment with respect thereto have been terminated; and (f) the Borrower is not subject to any pending or threatened debarment proceedings.

8.16.       Assignment of Claims Act.  The Borrower is now in compliance and hereby covenants and agrees that the Borrower will in the future comply with any and all of the requirements of the Assignment of Claims Act (Title 31 Section 3727 and Title 41 Section 15 of the United States Code), where such statutes are applicable to any Acceptable Receivables, and shall, at the request of the Bank, take all such other action as may be necessary to facilitate the direct assignment to the Bank of the payments due or to become due under any Acceptable Receivables, and such further action as may be necessary to facilitate the creation and perfection of the Bank's security interest in such payments.

8.17.       UCC Information.  Each Borrower was originally formed under the laws of the state indicated below its signature on this Agreement and remains formed under the laws of such state.  Each Borrower's "organizational identification number" for purposes of the UCC is indicated below its signature on this Agreement.  The Borrower's place of business (or, if the Borrower has more than one place of business, its chief executive office) is located at the address listed on the signature page of this Agreement.

9.	COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

9.1.         Use of Proceeds.  To use the proceeds of the Line of Credit only for funding working capital needs associated with further organic growth and future acquisitions.  Any use of the Line of Credit for future acquisitions will be subject to acceptance by the Bank based upon the terms set forth in Section 1.6 of this Agreement.  The Line of Credit may also be used for general corporate purposes, including the repurchase of common stock of the Parent of up to $1,000,000.

9.2.         Financial Information.  To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time.  The Bank reserves the right, upon written notice to the Borrower, to require the Borrower to deliver financial information and statements to the Bank more frequently than otherwise provided below, and to use such additional information and statements to measure any applicable financial covenants in this Agreement:

(a)          Within 150 days of the fiscal year end, the annual financial statements of Parent and its affiliates, certified and dated by an authorized financial officer.  These financial statements must be audited (with an opinion satisfactory to the Bank) by a Certified Public Accountant acceptable to the Bank.  The statements shall be prepared on a consolidated and consolidating basis.

(b)          Within 45 days after each period's end (including the last period in each fiscal year), quarterly financial statements of Parent and its affiliates, certified and dated by an authorized financial officer.  These financial statements may be company-prepared.  The statements shall be prepared on a consolidated and consolidating basis.

(c)          Within the period(s) provided in (a) and (b) above, a compliance certificate of the Borrower signed by an authorized financial officer of the Borrower setting forth (i) the information and computations (in sufficient detail) to establish that the Borrower is in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action the Borrower is taking and proposes to take with respect thereto.

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(d)          A borrowing certificate setting forth the amount of Acceptable Receivables as of the last day of each month within twenty (20) days after month end and, upon the Bank's request, copies of the invoices or the record of invoices from each Borrower's sales journal for such Acceptable Receivables, copies of the delivery receipts, purchase orders, shipping instructions, bills of lading and other documentation pertaining to such Acceptable Receivables, and copies of the cash receipts journal pertaining to the borrowing certificate.

(e)          At the request of the Bank, a contract backlog report shall be provided to the Bank in a form approved by the Bank.  The backlog report shall include the following information with respect to all Prime Government Receivables: contract number, agency, contracting officer, contract type, remaining funded and unfunded portions and estimated profitability.

(f)           At the request of the Bank, three (3) original "Instrument of Assignment of Payments Under Government Contracts" shall be provided to the Bank in a form approved by the Bank for each contract assigned to the Bank.  These forms shall be provided to the Bank along with three (3) original "Notice of Assignment of U.S. Government Contracts" in a form approved by the Bank for each contract assigned to the Bank.

(g)          A detailed aging of each Borrower's receivables by invoice or a summary aging by account debtor, as specified by the Bank, within twenty (20) days after the end of each month.

(h)          If requested by the Bank, a summary aging by vendor of accounts payable within twenty (20) days after the end of each month.

(i)           If the Bank requires the Borrower to deliver the proceeds of accounts receivable to the Bank upon collection by the Borrower, a schedule of the amounts so collected and delivered to the Bank.

(j)           Within one hundred and fifty (150) days of the end of each fiscal year, the Borrower's forecasted budget of profit and loss, balance sheet and statement of cash flows for the following fiscal year.

(k)          Copies of all letters of credit issued on support of the Borrower's accounts receivable.

(l)           Promptly upon the Bank's request, such other books, records, statements, lists of property and accounts, budgets, forecasts or reports as to the Borrower and as to each guarantor of the Borrower's obligations to the Bank as the Bank may request.

(m)         Annual field exam of the Borrower's books, records and collateral.

(n)          If requested by the Bank, (i) a detailed aging of the Borrower's Foreign Receivables by invoice; or (ii) a summary aging by account debtor that includes foreign credit insurance coverage and identifies the uninsured portion of Foreign Receivables.

9.3.        Profitability.  With respect to Parent, not to incur on a consolidated basis, a net loss before taxes, amortization of acquired intangibles and extraordinary items in any two consecutive quarterly accounting periods.

9.4.        Funded Debt to EBITDA Ratio.  With respect to Parent, maintain on a consolidated basis a ratio of Funded Debt to EBITDA not to exceed 4.00 to 1, reducing to 3.75 to 1 at December 31, 2012, 3.50 to 1 at December 31, 2013 and 3.25 to 1 at December 31, 2014.  This ratio will be calculated at the end of each reporting period for which the Bank requires financial statements from the Borrower, using the results of the last twelve-month period ending with that reporting period.  As used in this Section 9.4, capitalized terms have the following meanings:

(a)           "Allowable Add-Backs" means the following expenses associated with acquisitions permitted by the Agreement:  (a) transaction costs (which include legal costs, due diligence costs and accounting costs), (b) severance costs (which include medical, unemployment and other costs related to staff reductions), (c) relocation costs, and (d) restructing costs (including lease obligations) in response to FAS-141R up to $1,500,000.  The foregoing "add-back" expenses will be allowed in the quarter the expense occurs and as long as that quarter remains in a trailing twelve-month calculation.

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(b)           "Contingent Liabilities" means all liabilities that are related to earn-out provisions, whether or not such liabilities are determined based upon EBITDA performance or other metric of the company being acquired, the amount of which has not been finally determined.

(c)           "EBITDA" means net income, less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense, plus depreciation, amortization, plus Equity Credits, and other non-cash charges, plus Allowable Add-Backs.  These figures will be added to EBITDA for the following trailing twelve month periods to adjust Parent's EBITDA for the historical performance of DBA Distribution.  The adjustments are (i) for the rolling four quarter period ended June 30, 2011, the amount of $1,500,000, (ii) for the rolling four quarter period ended September 30, 2011, the amount of $1,125,000, (iii) for the rolling four quarter period ended December 31, 2011, the amount of $750,000, and (iv) for the rolling four quarter period ended March 31, 2012, the amount of $375,000.  These figures will be added to EBITDA for the following trailing twelve month periods to adjust Parent's EBITDA for the historical performance after the acquisition of Isla International's assets.  The adjustments are (i) for the rolling four quarter period ended December 31, 2011, the amount of $2,762,500, (ii) for the rolling four quarter period ended March 31, 2012, the amount of $1,933,750, (iii) for the rolling four quarter period ended June 30, 2012, the amount of $1,105,750, and (iv) for the rolling four quarter period ended September 30, 2012, the amount of $276,250.

(d)           "Equity Credits" means with respect to any measurement period, the sum of expenses incurred in the ordinary course of business paid through the issuance of common stock (or options to purchase stock) in Parent.

(e)           "Funded Debt" means all outstanding liabilities for borrowed money and other interest-bearing liabilities, including any debt or liabilities guaranteed by the Parent or any of its subsidiaries, current and long-term debt and Subordinated Liabilities, and excluding Contingent Liabilities.

(f)           "Subordinated Liabilities" means liabilities subordinated to the Borrower's obligations to the Bank in a manner acceptable to the Bank in its sole discretion.

9.5.        Basic Fixed Charge Coverage Ratio.  With respect to the Parent, maintain on a consolidated basis a Basic Fixed Charge Coverage Ratio of at least 1.25 to 1.  As used herein, "Basic Fixed Charge Coverage Ratio" means the ratio of (a) the sum of EBITDA, minus income tax, minus dividends, withdrawals, and other distributions to (b) the sum of interest expense and the current portion of long term debt and the current portion of capitalized lease obligations.  Interest and principal payments include all cash payments, including but not limited to, those related to senior bank debt, mezzanine debt, seller notes, and realized earn-out payments.  As used herein, "EBITDA" has the meaning given in Section 9.4(c) above.  This ratio will be calculated at the end of each reporting period for which the Bank requires financial statements, using the results of the twelve-month period ending with that reporting period.  The current portion of long-term liabilities will be measured as of the date twelve (12) months prior to the current financial statement.

9.6.        Senior Debt to EBITDA Ratio.  With respect to the Parent, maintain on a consolidated basis, a Senior Debt to EBITDA Ratio of at least 2.50 to 1, reducing to 2.25 to 1 on December 31, 2012.  As used herein, "Senior Debt" means all indebtedness of the Borrower to the Bank.  "EBITDA" shall have the meaning given in Section 9.4(c) above.

9.7.        Bank as Principal Depository.  To maintain the Bank or one of its affiliates as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.

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9.8.        Other Debts.  Not to have outstanding or incur any direct or contingent liabilities or lease obligations (other than those to the Bank or to any affiliate of the Bank), or become liable for the liabilities of others, without the Bank's written consent.  This does not prohibit:

(a)           Acquiring goods, supplies, or merchandise on normal trade credit.

(b)           Endorsing negotiable instruments received in the usual course of business.

(c)           Obtaining surety bonds in the usual course of business.

(d)           Liabilities, lines of credit and leases in existence on the date of this Agreement disclosed in writing to the Bank.

(e)           Additional debts and lease obligations for the acquisition of Permitted Acquisitions or fixed assets, to the extent permitted elsewhere in this Agreement.

(f)           Additional debts and lease obligations for business purposes which do not exceed a total principal amount of $2,500,000 outstanding at any one time.

(g)           Subordinated debt from Caltius Partners IV, LP, a Delaware limited partnership, and Caltius Partners Executive IV, LP, a Delaware limited partnership (together "Caltius"), in the original principal amount of $10,000,000 pursuant to an Investment Agreement by and among Caltius, the Borrower and other subsidiaries of the Borrower, which is subordinated pursuant to a Subordination Agreement by and among Caltius, the Borrower and the Bank.

9.9.        Other Liens.  Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except:

(a)           Liens and security interests in favor of the Bank or to any affiliate of the Bank.

(b)           Liens for taxes not yet due.

(c)           Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

9.10.      Maintenance of Assets.

(a)           Not to sell, assign, lease, transfer or otherwise dispose of any part of the Borrower's business or the Borrower's assets except in the ordinary course of the Borrower's business.

(b)           Not to sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so.

(c)           Not to enter into any sale and leaseback agreement covering any of its fixed assets.

(d)           To maintain and preserve all rights, privileges, and franchises the Borrower now has.

(e)           To make any repairs, renewals, or replacements to keep the Borrower's properties in good working condition.

9.11.      Investments.  Not to have any existing, or make any new, investments in any individual or entity, or make any capital contributions or other transfers of assets to any individual or entity, except for:

(a)           Existing investments disclosed to the Bank in writing.

(b)           Investments in the Borrower's current subsidiaries.

(c)           Investments in any of the following:

 (i)           certificates of deposit;

 (ii)          U.S. treasury bills and other obligations of the federal government;

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 (iii)         readily marketable securities (including commercial paper, but excluding restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission).

9.12.      Loans.  Not to make any loans, advances or other extensions of credit to any individual or entity, except for:

(a)           Existing extensions of credit disclosed to the Bank in writing.

(b)           Extensions of credit to the Borrower's current subsidiaries and subsidiaries acquired as a Permitted Acquisition.

(c)           Extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities.

9.13.      Change of Management.  Not to change the chief executive officer of the Parent.

9.14.      Change of Ownership.  Not to cause, permit, or suffer any change in capital ownership such that there is a change of more than twenty-five percent (25%) in the direct or indirect capital ownership of any Borrower that is a subsidiary of Parent.

9.15.      Additional Negative Covenants.  Not to, without the Bank's written consent and except as or incident to a Permitted Acquisition:

(a)           Enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company other than Permitted Acquisitions.

(b)           Acquire or purchase a business or its assets other than Permitted Acquisitions.

(c)           Engage in any business activities substantially different from the Borrower's present business.

(d)           Liquidate or dissolve the Borrower's business.

(e)           Voluntarily suspend its business for more than two (2) days in any thirty (30) day period.

(f)           Make any "earn-out" payments in connection with a Permitted Acquisition unless the Borrower is in compliance with the financial covenants set forth in this Agreement and any such payment would not result in a default under any such financial covenant.

9.16.      Notices to Bank.  To promptly notify the Bank in writing of:

(a)           Any lawsuit over $100,000 against the Borrower (or any Obligor).

(b)           Any substantial dispute between any governmental authority and the Borrower (or any Obligor).

(c)           Any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default.

(d)           Any material adverse change in the Borrower's (or any Obligor's) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the Line of Credit.

(e)           Any change in the Borrower's name, legal structure, state of registration, place of business, or chief executive office if the Borrower has more than one place of business.

(f)           Any actual contingent liabilities of any Borrower (or any Obligor), and any such contingent liabilities which are reasonably foreseeable, where such liabilities are in excess of $250,000 in the aggregate.

For purposes of this Agreement, "Obligor" shall mean any guarantor or any party pledging collateral to the Bank.

LOAN AGREEMENT	- 20 -

9.17.      Insurance.

(a)           General Business Insurance.  To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower's properties, business interruption insurance, public liability insurance including coverage for contractual liability, product liability and workers' compensation, and any other insurance which is usual for the Borrower's business.  Each policy shall provide for at least thirty (30) days prior notice to the Bank of any cancellation thereof.

(b)           Insurance Covering Collateral.  To maintain all risk property damage insurance policies (including without limitation windstorm coverage, and hurricane coverage as applicable) covering the tangible property comprising the collateral.  Each insurance policy must be for the full replacement cost of the collateral and include a replacement cost endorsement.  The insurance must be issued by an insurance company acceptable to the Bank and must include a lender's loss payable endorsement in favor of the Bank in a form acceptable to the Bank.

(c)           Evidence of Insurance.  Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

9.18.      Compliance with Laws.  To comply with the laws (including any fictitious or trade name statute), regulations, and orders of any government body with authority over the Borrower's business.

9.19.      ERISA Plans.  Promptly during each year, to pay and cause any subsidiaries to pay contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Plan; file each annual report required to be filed pursuant to ERISA in connection with each Plan for each year; and notify the Bank within ten (10) days of the occurrence of any Reportable Event that might constitute grounds for termination of any capital Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Plan.  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.  Capitalized terms in this paragraph shall have the meanings defined within ERISA.

9.20.      Books and Records.  To maintain adequate books and records.

9.21.      Audits.  To allow the Bank and its agents to inspect the Borrower's properties and examine, audit, and make copies of books and records at any reasonable time.  If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

9.22.      Perfection of Liens.  To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

9.23.      Cooperation.  To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

9.24.      Assignment of Claims Act.  To comply with any and all of the requirements of Title 31 Section 3727 and Title 41 Section 15 of the United States Code and all rules and regulations relating thereto, as amended, where such statutes, rules and regulations are, at the option of the Bank, applicable to particular contracts, and shall at all times take all such other action as may be necessary to facilitate and/or ensure perfection of the Bank's security interest in and the assignment of the contracts.

10.	DEFAULT AND REMEDIES

If any of the following events of default occurs, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice.  In addition, if any event of default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity.  If an event of default occurs under Section 10.5, with respect to any Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

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10.1.      Failure to Pay.  The Borrower fails to make a payment under this Agreement within five (5) days after the due date.

10.2.      Other Bank Agreements.  Any Borrower (or any Obligor) or any of the Borrower's related entities or affiliates fails to meet the conditions of, or fails to perform any obligation under any other agreement any Borrower (or any Obligor) or any of the Borrower's related entities or affiliates has with the Bank or any affiliate of the Bank.  If, in the Bank's opinion, the breach is capable of being remedied, the breach will not be considered an event of default under this Agreement for a period of fifteen (15) days after the date on which the Bank gives written notice of the breach to the Borrower.

10.3.      Cross-default.  Any default occurs under any agreement in connection with any credit any Borrower (or any Obligor) or any of the Borrower's related entities or affiliates has obtained from anyone else, including without limitation, Caltius, or which any Borrower (or any Obligor) or any of the Borrower's related entities or affiliates has guaranteed if the default is not cured within fifteen (15) days.

10.4.      False Information.  Any Borrower or any Obligor has given the Bank false or misleading information or representations.

10.5.      Bankruptcy.  Any Borrower, any Obligor, or any general partner of any Borrower or of any Obligor files a bankruptcy petition, a bankruptcy petition is filed against any of the foregoing parties and such petition is not dismissed within ninety (90) days, or any Borrower, any Obligor, or any general partner of any Borrower or of any Obligor makes a general assignment for the benefit of creditors.

10.6.      Receivers.  A receiver or similar official is appointed for a substantial portion of any Borrower's or any Obligor's business, or the business is terminated, or, if any Obligor is anything other than a natural person, such Obligor is liquidated or dissolved.

10.7.      Lien Priority.  The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this Agreement (or any guaranty).

10.8.      Judgments.  Any judgments or arbitration awards are entered against any Borrower or any Obligor, or any Borrower or any Obligor enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of $250,000 or more in excess of any insurance coverage.

10.9.      Material Adverse Change.  A material adverse change occurs, or is reasonably likely to occur, in the Borrower's (or any Obligor's) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the Line of Credit; or the Bank determines that it is insecure for any other reason.

10.10.    Government Action.  Any government authority takes action that the Bank believes materially adversely affects the Borrower's or any Obligor's financial condition or ability to repay the Line of Credit.

10.11.    Default under Related Documents.  Any default occurs under any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement or any such document is no longer in effect, or any guarantor purports to revoke or disavow its guaranty.

10.12.    ERISA Plans.  Any one or more of the following events occurs with respect to a Plan of the Borrower subject to Title IV of ERISA, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of the Borrower:

(a)           A reportable event shall occur under Section 4043(c) of ERISA with respect to a Plan.

(b)           Any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan by the Borrower or any ERISA Affiliate.

LOAN AGREEMENT	- 22 -

10.13.    Other Breach Under Agreement.  A default occurs under any other term or condition of this Agreement not specifically referred to in this Article.  This includes any failure or anticipated failure by the Borrower to comply with any financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to the Borrower or the Bank. If, in the Bank's opinion, the breach is capable of being remedied, the breach will not be considered an event of default under this Agreement for a period of fifteen (15) days after the date on which the Bank gives written notice of the breach to the Borrower.

10.14.    Material Default Under Any Acceptable Receivable.  A material default by the Borrower occurs under the terms of any Acceptable Receivable or any breach in the Borrower's performance obligations occurs under any Acceptable Receivable. If, in the Bank's opinion, the breach is capable of being remedied, the breach will not be considered an event of default under this Agreement for a period of fifteen (15) days after the date on which the Bank gives written notice of the breach to the Borrower.

10.15.    Termination of Acceptable Receivable.  Any Acceptable Receivable is terminated for default.

11.	ENFORCING THIS AGREEMENT; MISCELLANEOUS

11.1.      GAAP.  Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

11.2.      Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Washington.  If state or local law and federal law are inconsistent, or if state or local law is preempted by federal law, federal law governs.  If the Bank has greater rights or remedies under federal law, whether as a national bank or otherwise, this paragraph shall not be deemed to deprive the Bank of such rights and remedies as may be available under federal law.  The Borrower irrevocably consents to the personal jurisdiction of the state and federal courts located in the State of Washington in any action brought under this Agreement or any related loan document, and any action based upon the transactions encompassed by this Agreement, whether or not based in contract.  Venue of any such action shall be laid in King County, Washington, unless some other venue is required for the Bank to fully realize upon the assets of the Borrower, or any collateral or guaranties.

11.3.      Successors and Assigns.  This Agreement is binding on the Borrower's and the Bank's successors and assignees.  The Borrower agrees that it may not assign this Agreement without the Bank's prior consent.  The Bank may sell participations in or assign the Line of Credit, and may exchange information about the Borrower (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees.  If a participation is sold or the Line of Credit is assigned, the purchaser will have the right of set-off against the Borrower.

11.4.      Dispute Resolution Provision.  This paragraph, including the subparagraphs below, is referred to as the "Dispute Resolution Provision."  This Dispute Resolution Provision is a material inducement for the parties entering into this Agreement.

(a)           This Dispute Resolution Provision concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this Agreement (including any renewals, extensions or modifications); or (ii) any document related to this Agreement (collectively a "Claim").  For the purposes of this Dispute Resolution Provision only, the term "parties" shall include any parent corporation, subsidiary or affiliate of the Bank involved in the servicing, management or administration of any obligation described or evidenced by this Agreement.

(b)           At the request of any party to this Agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the "Act").  The Act will apply even though this Agreement provides that it is governed by the law of a specified state.

LOAN AGREEMENT	- 23 -

(c)           Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association or any successor thereof ("AAA"), and the terms of this Dispute Resolution Provision.  In the event of any inconsistency, the terms of this Dispute Resolution Provision shall control.  If AAA is unwilling or unable to (i) serve as the provider of arbitration or (ii) enforce any provision of this arbitration clause, the Bank may designate another arbitration organization with similar procedures to serve as the provider of arbitration.

(d)           The arbitration shall be administered by AAA and conducted, unless otherwise required by law, in any U.S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in the state specified in the governing law section of this Agreement.  All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators.  All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing.  However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days.  The arbitrator(s) shall provide a concise written statement of reasons for the award.  The arbitration award may be submitted to any court having jurisdiction to be confirmed and have judgment entered and enforced.

(e)           The arbitrator(s) will give effect to statutes of limitation in determining any Claim and shall dismiss the arbitration if the Claim is barred under the applicable statutes of limitation. For purposes of the application of any statutes of limitation, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit.  Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s), except as set forth at subparagraph (h) of this Dispute Resolution Provision.  The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this agreement.

(f)            This paragraph does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(g)           The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.

(h)           Any arbitration or court trial (whether before a judge or jury) of any Claim will take place on an individual basis without resort to any form of class or representative action (the "Class Action Waiver").  The Class Action Waiver precludes any party from participating in or being represented in any class or representative action regarding a Claim.  Regardless of anything else in this Dispute Resolution Provision, the validity and effect of the Class Action Waiver may be determined only by a court and not by an arbitrator.  The parties to this agreement acknowledge that the Class Action Waiver is material and essential to the arbitration of any disputes between the parties and is nonseverable from the agreement to arbitrate Claims. If the Class Action Waiver is limited, voided or found unenforceable, then the parties' agreement to arbitrate shall be null and void with respect to such proceeding, subject to the right to appeal the limitation or invalidation of the Class Action Waiver.  The Parties acknowledge and agree that under no circumstances will a class action be arbitrated.

(i)            By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim.  Furthermore, without intending in any way to limit this Agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim.  This waiver of jury trial shall remain in effect even if the Class Action Waiver is limited, voided or found unenforceable.  WHETHER THE CLAIM IS DECIDED BY ARBITRATION OR BY TRIAL BY A JUDGE, THE PARTIES AGREE AND UNDERSTAND THAT THE EFFECT OF THIS AGREEMENT IS THAT THEY ARE GIVING UP THE RIGHT TO TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW.

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11.5.      Severability; Waivers.  If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced.  The Bank retains all rights, even if it makes a loan after default.  If the Bank waives a default, it may enforce a later default.  Any consent or waiver under this Agreement must be in writing.

11.6.      Attorneys' Fees.  The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, "workout" or restructuring under this Agreement.  In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator.  In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys' fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case.  As used in this paragraph, "attorneys' fees" includes the allocated costs of the Bank's in-house counsel.

11.7.      Joint and Several Liability.

(a)           Each Borrower agrees that it is jointly and severally liable to the Bank for the payment of all obligations arising under this Agreement, and that such liability is independent of the obligations of the other Borrower(s). Each obligation, promise, covenant, representation and warranty in this Agreement shall be deemed to have been made by, and be binding upon, each Borrower, unless this Agreement expressly provides otherwise.  The Bank may bring an action against any Borrower, whether an action is brought against the other Borrower(s).

(b)           Each Borrower agrees that any release which may be given by the Bank to the other Borrower(s) will not release such Borrower from its obligations under this Agreement.

(c)           Each Borrower waives any right to assert against the Bank any defense, setoff, counterclaim, or claims which such Borrower may have against the other Borrower(s) or any other party liable to the Bank for the obligations of the Borrowers under this Agreement.

(d)           Each Borrower waives any defense by reason of any other Borrower's or any other person's defense, disability, or release from liability.  The Bank can exercise its rights against each Borrower even if any other Borrower or any other person no longer is liable because of a statute of limitations or for other reasons.

(e)           Each Borrower agrees that it is solely responsible for keeping itself informed as to the financial condition of the other Borrower(s) and of all circumstances which bear upon the risk of nonpayment.  Each Borrower waives any right it may have to require the Bank to disclose to such Borrower any information which the Bank may now or hereafter acquire concerning the financial condition of the other Borrower(s).

(f)            Each Borrower waives all rights to notices of default or nonperformance by any other Borrower under this Agreement.  Each Borrower further waives all rights to notices of the existence or the creation of new indebtedness by any other Borrower and all rights to any other notices to any party liable on any of the credit extended under this Agreement.

(g)           The Borrowers represent and warrant to the Bank that each will derive benefit, directly and indirectly, from the collective administration and availability of credit under this Agreement.  The Borrowers agree that the Bank will not be required to inquire as to the disposition by any Borrower of funds disbursed in accordance with the terms of this Agreement.

(h)           Until all obligations of the Borrowers to the Bank under this Agreement have been paid in full and any commitments of the Bank or facilities provided by the Bank under this Agreement have been terminated, each Borrower (a) waives any right of subrogation, reimbursement, indemnification and contribution (contractual, statutory or otherwise), including without limitation, any claim or right of subrogation under the Bankruptcy Code (Title 11, U.S. Code) or any successor statute, which such Borrower may now or hereafter have against any other Borrower with respect to the indebtedness incurred under this Agreement; (b) waives any right to enforce any remedy which the Bank now has or may hereafter have against any other Borrower, and waives any benefit of, and any right to participate in, any security now or hereafter held by the Bank.

LOAN AGREEMENT	- 25 -

(i)           Each Borrower waives any right to require the Bank to proceed against any other Borrower or any other person; proceed against or exhaust any security; or pursue any other remedy.  Further, each Borrower consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Borrower under this Agreement or which, but for this provision, might operate as a discharge of the Borrower.

11.8.      Set-Off.

(a)           In addition to any rights and remedies of the Bank provided by law, upon the occurrence and during the continuance of any event of default under this Agreement, the Bank is authorized, at any time, to set off and apply any and all Deposits of the Borrower or any Obligor held by the Bank or its affiliates against any and all Obligations owing to the Bank.  The set-off may be made irrespective of whether or not the Bank shall have made demand under this Agreement or any guaranty, and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable Deposits and without regard for the availability or adequacy of other collateral.  Any Deposits may be converted, sold or otherwise liquidated at prevailing market prices in order to effect such set-off.

(b)           The set-off may be made without prior notice to the Borrower or any other party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Obligor) to the fullest extent permitted by law.  The Bank agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

(c)           For the purposes of this paragraph, "Deposits" means any deposits (general or special, time or demand, provisional or final, individual or joint) as well as any money, instruments, securities, credits, claims, demands, income or other property, rights or interests owned by the Borrower or any Obligor which come into the possession or custody or under the control of the Bank or its affiliates.  "Obligations" means all obligations, now or hereafter existing, of the Borrower to the Bank under this Agreement and under any other agreement or instrument executed in connection with this Agreement, and the obligations to the Bank of any Obligor.

11.9.      One Agreement.  This Agreement and any related security or other agreements required by this Agreement, collectively:

(a)           represent the sum of the understandings and agreements between the Bank and the Borrower concerning the Line of Credit;

(b)           replace any prior oral or written agreements between the Bank and the Borrower concerning the Line of Credit; and

(c)           are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.  Any reference in any related document to a "promissory note" or a "note" executed by the Borrower and dated as of the date of this Agreement shall be deemed to refer to this Agreement, as now in effect or as hereafter amended, renewed, or restated.

11.10.    Additional Remedy for Failure to Assign Payments.  The Borrower acknowledges that the Bank will be irreparably harmed if the Borrower fails to assign payments due or to become due under any Acceptable Receivables when required by this Agreement, and that the Bank shall have no adequate remedy at law.  Therefore, the Borrower agrees that the Bank shall be entitled to the following remedies, in addition to all other remedies allowed by law or under this Agreement:

(a)           an injunction compelling the Borrower's compliance with the provisions of this Agreement requiring the Borrower to assign payments due or to become due under any Acceptable Receivables;

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(b)           the appointment of a receiver, with instructions that the receiver shall comply, in the Borrower's name and on its behalf, with the provisions of this Agreement requiring the Borrower to assign payments due or to become due under any Acceptable Receivables; and

(c)           such other or further equitable relief as may be necessary or desirable to secure to the Bank the benefits of the rights of an assignee under the Assignment of Claims Act (Title 31 Section 3727 and Title 41 Section 15 of the United States Code).

11.11.    WASHINGTON NOTICE.  ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, TO EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

11.12.    Disposition of Schedules and Reports.  The Bank will not be obligated to return any schedules, invoices, statements, budgets, forecasts, reports or other papers delivered by the Borrower.  The Bank will destroy or otherwise dispose of such materials at such time as the Bank, in its discretion, deems appropriate.

11.13.    Verification of Receivables.  The Bank may at any time, either orally or in writing, request confirmation from any debtor of the current amount and status of the accounts receivable upon which such debtor is obligated.

11.14.    Waiver of Confidentiality.  The Borrower authorizes the Bank to discuss the Borrower's financial affairs and business operations with any accountants, auditors, business consultants, or other professional advisors employed by the Borrower, and authorizes such parties to disclose to the Bank such financial and business information or reports (including management letters) concerning the Borrower as the Bank may request.

11.15.    Indemnification.  The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, (c) any claim, whether well-founded or otherwise, that there has been a failure to comply with any law regulating the Borrower's sales or leases to or performance of services for debtors obligated upon the Borrower's accounts receivable and disclosures in connection therewith, and (d) any litigation or proceeding related to or arising out of this Agreement, any such document, any such credit, or any such claim.  This indemnity includes but is not limited to attorneys' fees (including the allocated cost of in-house counsel).  This indemnity extends to the Bank, its parent, subsidiaries, affiliates and all of their directors, officers, employees, agents, successors, attorneys, and assigns.  This indemnity will survive repayment of the Borrower's obligations to the Bank.  All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand.  This indemnity does not cover or include acts or events caused by or constituting the Bank's gross negligence or willful misconduct.

11.16.    Notices.  Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing.  Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telescoped, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

11.17.    Headings.  Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

11.18.    Borrower Information; Reporting to Credit Bureaus.  The Borrower authorizes the Bank at any time to verify or check any information given by the Borrower to the Bank, check the Borrower's credit references and obtain credit reports.  The Borrower agrees that the Bank shall have the right at all times to disclose and report to credit reporting agencies and credit rating agencies such information pertaining to the Borrower and/or all guarantors as is consistent with the Bank's policies and practices from time to time in effect.

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11.19.    Counterparts.  This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.  Delivery of an executed counterpart of this Agreement (or of any agreement or document required by this Agreement and any amendment to this Agreement) by telecopy or other electronic imaging means shall be as effective as delivery of a manually executed counterpart of this Agreement; provided, however, that the telecopy or other electronic image shall be promptly followed by an original if required by the Bank.

11.20.    Amendment and Restatement of Prior Agreement.  This Agreement is an amendment and restatement, in its entirety, of the Loan Agreement entered into as of February 13, 2007, between the Bank and certain Borrowers, as amended by (a) the Amendment No. 1 to Loan Agreement dated as of February 12, 2008, (b) the Amendment No. 2 to Loan Agreement dated as of June 24, 2008, (c) the Third Amendment to Loan Documents dated as of September 5, 2008, (d) the Fourth Amendment to Loan Documents dated as of May 27, 2009, (e) the Fifth Loan Modification Agreement dated as of March 25, 2010 and (f) the Sixth Loan Modification Agreement dated as of April 21, 2011, and any indebtedness outstanding thereunder shall be deemed to be outstanding under this Agreement.  Nothing in this Agreement shall be deemed to be a repayment or novation of the indebtedness, or to release or otherwise adversely affect any lien, mortgage or security interest securing such indebtedness or any rights of the Bank against any guarantor, surety or other party primarily or secondarily liable for such indebtedness.

11.21.    Borrowing Agent.  Each Borrower hereby irrevocably designates and appoints Parent to be its attorney and agent-in-fact with respect to all matters under and pertaining to this Agreement, including without limitation, in connection with advance and interest rate requests and designation procedures set forth in this Agreement, and in connection with all procedures regarding the giving of notice to the Borrowers, or any one or more of them set forth in this Agreement and to borrow, request advances, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder, on behalf of each such Borrower in connection with this Agreement or any related document, and hereby authorizes the Bank to pay over or credit all proceeds of any advances hereunder in accordance with the requests and instructions of Parent, including without limitation, instructions to pay such proceeds to Parent or an account maintained or controlled by Parent.  The Bank may rely on all communications and instructions of any kind received from Parent as though such communication or instruction had been received from each Borrower.

LOAN AGREEMENT	- 28 -

This Agreement is executed as of the date stated at the top of the first page.

Bank:		Borrower:

BANK OF AMERICA, N.A.		RADIANT LOGISTICS, INC.

By	/s/ Tyler Burkland	By	/s/ Bohn H. Crain
Tyler Burkland, Vice President		Bohn H. Crain, President

State of Formation: Delaware
ID Number: 3368946

RADIANT GLOBAL LOGISTICS, INC. (f/k/a Airgroup Corporation)

		By	/s/ Bohn H. Crain
Bohn H. Crain, President

State of Formation: Washington
ID Number: 601-022-223

RADIANT LOGISTICS PARTNERS, LLC

		By	/s/ Bohn H. Crain
Bohn H. Crain, Manager

State of Formation: Delaware
ID Number: 4144739

RADIANT TRANSPORTATION SERVICES, INC. (f/k/a Radiant Logistics Global Services, Inc.)

		By	/s/ Bohn H. Crain
Bohn H. Crain, President

State of Formation: Delaware
ID Number: 4171094

LOAN AGREEMENT	- 29 -

ADCOM EXPRESS, INC.

	By	/s/ Bohn H. Crain
Bohn H. Crain, President

State of Formation: Minnesota
ID Number: 3G-982

DBA DISTRIBUTION SERVICES, INC.

	By	/s/ Bohn H. Crain
Bohn H. Crain, President

State of Formation: New Jersey
ID Number: 0100270988

RADIANT CUSTOMS SERVICES, INC.

	By	/s/ Bohn H. Crain
Bohn H. Crain, President

State of Formation: Washington
ID Number: 603-037-285

Address where notices to the Bank	Address where notices to all Borrowers
are to be sent:	are to be sent:

Commercial Banking	405 114th Avenue S.E.
800 Fifth Avenue, 36th Floor	Bellevue, WA 98004
Seattle, WA 98104	Telephone: (425) 462-1094
Attention: Tyler Burkland, Vice President	Telefacsimile: (425) 943-4540
Telephone: (206) 358-5007
Telefacsimile: (206) 291-5437

Federal law requires Bank of America, N.A. (the "Bank") to provide the following notice.  The notice is not part of the foregoing agreement or instrument and may not be altered.  Please read the notice carefully.

USA PATRIOT ACT NOTICE

Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan.  The Bank will ask for the Borrower's legal name, address, tax ID number or social security number and other identifying information.  The Bank may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of the Borrower, guarantors or other related persons.

LOAN AGREEMENT	- 30 -